AGREEMENT TO EXTEND THE
EXPENSE CAP/REIMBURSEMENT AGREEMENT

This Agreement to Extend the Expense Cap/Reimbursement Agreement (this “Agreement”) is entered into as of the ____ day of October, 2014 (the “Effective Date”), between IronBridge Capital Management, L.P., a Delaware limited partnership (the “Adviser”) and IronBridge Funds, Inc. (the “Corporation”), on behalf of IronBridge Small Cap Fund, IronBridge SMID Cap Fund, IronBridge Global Fund and IronBridge Large Cap Fund (collectively the “Funds” and individually a “Fund”).

WHEREAS, the Adviser and Corporation entered into that certain Expense Cap/Reimbursement Agreement with respect to the aforementioned Funds as of July 23, 2010, which Agreement was subsequently extended most recently as of October 16, 2013, with respect to all of the Funds (collectively, the “Expense Cap Agreements”).

WHEREAS, the Expense Cap Agreements continue in effect until November 1, 2014 (subject to the renewal and termination provided therein, the “Renewal Date”), and may not be terminated with respect to any Fund prior to November 1, 2014, unless such termination is approved by the Corporation’s Board of Directors or the shareholders of the Fund in question (such date the “Adviser Termination Date”).

WHEREAS, the Adviser desires to amend each Renewal Date to November 1, 2015 (subject to the automatic renewal provisions contained therein), and to amend the Adviser Termination Date, in each case, to be November 1, 2015.

NOW THEREFORE, the parties agree as follows:

That the Renewal Date of the Expense Cap Agreement is amended to be November 1, 2015, and further that the Adviser Termination Date of the Expense Cap Agreement is amended to be November 1, 2015.  All other provisions of the Expense Cap Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

IRONBRIDGE CAPITAL MANAGEMENT, L.P.		IRONBRIDGE FUNDS, INC.

By:	IronBridge Capital GP, Inc., its	By:	/s/ John Davis
	general partner		John Davis, its President

By:	/s/ Christopher Faber
Christopher Faber, its President